UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 16, 2009

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia

(State of Other Jurisdiction of Incorporation)

0-24958

(Commission File Number)

55-0732247

(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV 25414-0906

(Address of Principal Executive Offices) (Zip Code)

304-725-8431

Registrant's telephone number, including area code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Item 2.02. Results of Operations and Financial Condition.

For Immediate Release November 16, 2009

Robert F. Baronner Jr., President and CEO of Potomac Bancshares Inc., announced the following unaudited results for the third quarter of 2009.

For the quarter ended September 30, 2009, Potomac Bancshares Inc. had a loss of 47 cents per share compared to earnings for the quarter ended September 30, 2008, of five cents per share. For the previous three quarters we have made additional provisions to our loan loss reserve based upon updated appraisals we have been receiving on collateral that secures the portfolio. During the most recent quarter, we continued to receive valuations which show market values declining-some as much as 60% over their highs of just three years ago. Accordingly, if a loan's ultimate repayment is dependent on the sale of real estate we have made loan loss provisions even though the loans may be currently performing. We boosted our loan loss reserve during the quarter by $3.5 million. Our reserve now stands at $6.9 million which equates to 82% of our non-performing assets. We continue to aggressively transfer non performing loans to Other Real Estate Owned (OREO) which means we now have control over that collateral and can either choose to hold properties until the market comes back or sell them at their currently discounted values. I will add that during the fall we have had good success moving our OREO inventory.

Putting this large amount into our reserve was a difficult decision to make; however, we think it was prudent given the current economic times and the fact that we are entering traditionally what has been a slow winter season which typically shows a slowdown in real estate sales.

The good news is that we have now a loan loss reserve that is nearly 3% of our total loans which means going forward we believe we have more than adequately reserved for future anticipated losses. We project that actual losses will continue due to the economic slowdown but will occur at a decreasing rate. We will return to profitability in the fourth quarter of this year and believe we will continue to be profitable going into 2010. As stated before, there are signs that real estate in adjacent markets has bottomed out which hopefully will bode well for us as we enter the new year. If you look at the core earnings of the company, we have non-interest income well above our peer group and net interest margin that should continue to increase going forward. Our fixed overhead control has been good also, discounting one time expense items due to OREO inventory and collection costs.

As you know, we substantially reduced our dividend last quarter since we have not been profitable for the previous three quarters. As stated before, one of our primary responsibilities to the long term health of the company and to you as a shareholder is to maintain a well capitalized status which we continue to do as evidenced below (in thousands):

	Actual	Ratio	Minimum Capital Requirement	Ratio
Total Capital (to risk weighted assets)	$28 746	12.45%	$18 477	8.00%
Tier 1 Capital (to risk weighted assets)	$25 809	11.17%	$ 9 239	4.00%
Tier 1 Capital (to average assets)	$25 809	8.52%	$12 112	4.00%

Again, we expect to return to profitability in the fourth quarter; however, we have made the decision not to pay a dividend in the fourth quarter until we see sustained profitability going forward. We will continue to assess payment of cash dividends on a quarter to quarter basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

/s/ Robert F. Baronner, Jr.

Robert F. Baronner, Jr., President and CEO

November 16, 2009